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                                   EXHIBIT 5.1

                   OPINION OF WILSON SONSINI GOODRICH & ROSATI


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                                                                  EXHIBIT 5.1

                                       June 17, 1996


ArthroCare Corporation
595 North Pastoria Avenue
Sunnyvale, CA 94086

     Re:  REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about June 18, 1996 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of the Incentive Stock Plan (as to 1,380,388 shares), of the Employee Stock Purchase Plan (as to 145,699 shares) and the Director Option Plan (as to 100,000 shares) (collectively, the "Plans"). As legal counsel for ArthroCare Corporation, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plans.

     It is our opinion that the Shares, when issued and sold in the manner described in the Plans and pursuant to the agreement that accompanies each grant under the Plans, will be legally and validly issued, fully-paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                   Very truly yours,

                                   WILSON SONSINI GOODRICH & ROSATI
                                   Professional Corporation